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                                                                     Page 1 of 7


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO.              )*
                                        -------------


                                 CAPITAL BANCORP
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     COMMON STOCK, Par Value $1.00 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    139734107
                           ---------------------------
                                  (CUSIP Number)



Check the following box if a fee is being paid with this statement. /X/ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.  139734107                   13G                           Page 2 of 7

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FANA HOLTZ
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  Joint Filing       (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
--------------------------------------------------------------------------------
                   5   SOLE VOTING POWER

                       2,997,975
   NUMBER OF       -------------------------------------------------------------

    SHARES         6  SHARED VOTING POWER

 BENEFICIALLY          0
                   -------------------------------------------------------------
   OWNED BY        7   SOLE DISPOSITIVE POWER

     EACH              1,545,565

    PERSON         -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
     WITH
                       0

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,997,975
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    40.1%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO.  139734107                   13G                           Page 3 of 7

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   DANIEL HOLTZ
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  Joint Filing       (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
--------------------------------------------------------------------------------
                   5   SOLE VOTING POWER

                       528,166
   NUMBER OF       -------------------------------------------------------------

    SHARES         6   SHARED VOTING POWER

 BENEFICIALLY          0
                   -------------------------------------------------------------
   OWNED BY        7   SOLE DISPOSITIVE POWER

     EACH              361,501

    PERSON         -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
     WITH
                       166,665

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    528,166

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    6.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO.  139734107                   13G                           Page 4 of 7

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   JAVIER HOLTZ
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  Joint Filing       (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
--------------------------------------------------------------------------------
                   5   SOLE VOTING POWER

                       255,591
   NUMBER OF       -------------------------------------------------------------

    SHARES         6   SHARED VOTING POWER

 BENEFICIALLY          26,437
                   -------------------------------------------------------------
   OWNED BY        7   SOLE DISPOSITIVE POWER

     EACH              252,920

    PERSON         -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
     WITH
                       26,437
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    282,028
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    3.7%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                                     Page 5 of 7


ITEM 1(a)   NAME OF ISSUER

            Capital Bancorp

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL OFFICES

            1221 Brickell Avenue
            Miami, Florida  33131

ITEM 2(a)   NAMES OF PERSONS FILING

            Fana Holtz
            Daniel Holtz
            Javier Holtz

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            For each of the persons filing:

            1221 Brickell Avenue
            Miami, Florida  33131

ITEM 2(c)   CITIZENSHIP

            For each of the persons filing:

            United States

ITEM 2(d)   TITLE OF CLASS OF SECURITIES

            Common Stock, par value $1.00 per share

ITEM 2(e)   CUSIP NUMBER

            139734107

ITEM 3.     This statement is not filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.     OWNERSHIP

            (a)  FANA HOLTZ

                 (i)   Amount beneficially owned: 2,997,975

                 (ii)  Percent of class:  40.1%

                 (iii) Number of shares as to which each such person has:

                       (A)  sole power to vote or to direct the vote: 2,997,975

                       (B)  shared power to vote or to direct the vote: 0

                       (C) sole power to dispose or to direct the disposition of: 1,545,565

                       (D) shared power to dispose or to direct the disposition of: 0

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                                                                     Page 6 of 7


            (b)  DANIEL HOLTZ

                 (i)   Amount beneficially owned: 528,166

                 (ii)  Percent of class:  6.9%

                 (iii) Number of shares as to which each such person has:

                       (A)  sole power to vote or to direct the vote: 528,166

                       (B)  shared power to vote or to direct the vote: 0

                       (C) sole power to dispose or to direct the disposition of: 361,501

                       (D) shared power to dispose or to direct the disposition of: 166,665

            (c)  JAVIER HOLTZ

                 (i)   Amount beneficially owned: 282,028

                 (ii)  Percent of class:  3.7%

                 (iii) Number of shares as to which each such person has:

                       (A)  sole power to vote or to direct the vote: 255,591


                       (B)  shared power to vote or to direct the vote: 26,437

                       (C) sole power to dispose or to direct the disposition of: 252,920

                       (D) shared power to dispose or to direct the disposition of: 26,437


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            NOT APPLICABLE

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            NOT APPLICABLE

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            NOT APPLICABLE

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            NOT APPLICABLE

ITEM 10.    CERTIFICATION

            NOT APPLICABLE

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                                                                     Page 7 of 7


                                   SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             February 14, 1996
                                        -------------------------------
                                                   Date



                                              /s/ Fana Holtz
                                        -------------------------------
                                                  Signature



                                              Fana Holtz
                                        -------------------------------
                                                   Name



                                              /s/ Daniel M. Holtz
                                        -------------------------------
                                                  Signature



                                              Daniel M. Holtz
                                        -------------------------------
                                                   Name



                                              /s/ Javier J. Holtz
                                        -------------------------------
                                                  Signature



                                              Javier J. Holtz
                                        -------------------------------
                                                   Name